Exhibit 21

SUBSIDIARIES OF HECTOR COMMUNICATIONS CORPORATION

Subsidiaries	Jurisdiction of Incorporation

Arrowhead Communications Corporation	Minnesota
Eagle Valley Telephone Company	Minnesota
Granada Telephone Company	Minnesota
Indianhead Telephone Company	Wisconsin
North American Communications Corporation	Minnesota
Pine Island Telephone Company	Minnesota
Indianhead Communications Corporation	Wisconsin
Mustang Communications Corporation	Minnesota
Alliance Telecommunications Corporation	Minnesota
Felton Telephone Company	Minnesota
Loretel Systems, Inc.	Minnesota
Sleepy Eye Telephone Company	Minnesota
OU Connection, Inc.	Minnesota
Loretel Financial Systems, Inc.	Minnesota
Hastad Engineering Co.	Minnesota
Hager TeleCom, Inc.	Wisconsin
Cannon Communications Corp.	Minnesota

Arrowhead Communications Corporation, Eagle Valley Telephone Company, Granada Telephone Company, Indianhead Telephone Company, North American Communications Corporation, Indianhead Communications Corporation, Mustang Communications Corporation and Alliance Telecommunications Corporation are 100% owned by Hector Communications Corporation.

Pine Island Telephone Company is 69% owned by Hector Communications Corporation and 31% owned by Indianhead Telephone Company.

Loretel Systems, Inc., Sleepy Eye Telephone Company, Felton Telephone Company, Hager TeleCom, Inc., Cannon Communications Corporation and Loretel Financial Systems, Inc. are 100% owned by Alliance Telecommunications Corporation.

Hastad Engineering Company and OU Connection, Inc. are 100% owned by Sleepy Eye Telephone Company.

The financial statements of these subsidiaries are included in the Consolidated Financial Statements of Hector Communications Corporation.

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